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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                        ______________________________


                                  FORM 11-K

                                ANNUAL REPORT

                       Pursuant to Section 15(d) of the
                          Securities Exchange Act of
                                     1934



                       _______________________________


                           THE FIFTH THIRD BANCORP
                                MASTER PROFIT
                                 SHARING PLAN
                             (Full Title of Plan)

                           38 Fountain Square Plaza
                           Cincinnati, Ohio  45263
                              (Address of Plan)



                           THE FIFTH THIRD BANCORP
                               (Name of Issuer)

                           38 Fountain Square Plaza
                           Cincinnati, Ohio  45263
                   (Address of Principal Executive Offices)
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                      FINANCIAL STATEMENTS AND EXHIBITS


                 (a) The following financial statements are filed as part of this annual report:

                          Exhibit 1 Financial Statements and Supplemental Schedules of The
                                                  Fifth Third Bancorp Master
                                                  Profit Sharing Plan for the
                                                  years ended December 31, 1993
                                                  and 1992.

                 (b)      Other exhibits:

                          Exhibit 23              Independent Auditors' Consent


                                   SIGNATURES


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Fifth Third Bank Pension and Profit Sharing Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                                           THE FIFTH THIRD BANCORP MASTER
                                           PROFIT SHARING PLAN



Date:  September 20, 1994                  By:/s/ Michael K. Keating
                                              ---------------------------------

                                              Title:Secretary, Pension and
                                                    ---------------------------
                                                    Profit Sharing Committee
                                                    ---------------------------




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